JOHN HANCOCK FUNDS II
                         AMENDMENT TO ADVISORY AGREEMENT

     AMENDMENT made this 1st day of December, 2006, to the Advisory Agreement dated October 17, 2005, as amended, between John Hancock Funds II, a Massachusetts business trust (the "Trust") and John Hancock Investment Management Services, LLC, a Delaware limited liability company ("JHIMS" or the "Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGE IN APPENDIX A

     Appendix A to this Agreement is revised to change the advisory fee for the Large Cap Value Fund.


2.   EFFECTIVE DATE

     This Amendment shall become effective with respect to the Large Cap Value Fund (the "Fund") on the later of:

(i) the date of its execution and (ii) approval by the Board of Trustees of the Trust of this Amendment.


JOHN HANCOCK FUNDS II


By:    /s/ Keith Hartstein
       -------------------
       Name:    Keith Hartstein
       Title:   President


JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC


By:    /s/ Bruce Speca
       ---------------
       Name:    Bruce Speca
       Title:   Executive Vice President

                                   APPENDIX A

     The Adviser shall serve as investment adviser for the Fund of the Trust listed below. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Fund, the fee computed separately for the Fund at an annual rate as follows (the "Adviser Fee").

     The term Aggregate Net Assets in the chart below includes the net assets of the Fund of the Trust. It also includes with respect to the Fund as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the subadviser for the Fund also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the subadviser.

     For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, the net assets of the Fund and each other fund of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

     The Adviser Fee for the Fund shall be based on the applicable annual fee rate for the Fund which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Adviser Fee for the Fund shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

     If, with respect to the Fund, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

                                      Between              Between                Between
                                    $500 million          $1 billion           $1.5 billion
                   First                and                  and                    and                   Excess Over
                $500 million         $1 billion          $1.5 billion           $2 billion                 $2 billion
                of Aggregate        of Aggregate         of Aggregate          of Aggregate               of Aggregate
Fund            Net Assets*         Net Assets*          Net Assets*            Net Assets*               Net Assets*

Large Cap Value

*Aggregate Net Assets include the net assets of the Large Cap Value Trust, a series of John Hancock Trust, and the Large Cap Value Fund, a series of John Hancock Funds II.